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Exhibit 4.11

Standard
NON-STATUTORY STOCK OPTION AGREEMENT RE: 1997 Employee Stock Option Plan

TO:                          [INSERT NAME]

DATE OF GRANT:                          [INSERT DATE]

On the Date of Grant shown above, Apple Computer, Inc. (the "Company"), a California corporation, granted to you (the "Optionee") an option to purchase shares of Common Stock, no par value, of the Company, in the number and at the price as shown above, and in all respects subject to the terms, definitions and provisions of the 1997 Employee Stock Option Plan, as amended (the "Plan") of the Company, which is incorporated herein by reference, as follows:

1. NATURE OF THE OPTION. This option is intended to be a non-statutory option and NOT an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). The grant of the option is a one-time benefit offered solely to employees and does not create any contractual or other right to receive a grant of additional options or other benefits in lieu of additional options in the future. Future option grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of options, vesting provisions and the exercise price. The future value of the underlying Company shares is unknown and cannot be predicted with certainty. If the underlying Company shares do not increase in value, the option will have no value.

2. NATURE OF THE PLAN. The Plan is discretionary in nature and the Company may amend, cancel or terminate the Plan at any time.

3. EMPLOYEE PARTICIPATION. Your participation in the Plan is voluntary. The value of the option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

4. OPTION PRICE. The Option price indicated above for each share of Common Stock, is not less than the fair market value per share of Common Stock on the date of grant of this option, as determined by the Administrator in accordance with Section 8(a) of the Plan.

5. EXERCISE OF OPTION. This option shall be exercisable in accordance with Section 10 of the Plan as follows:

     (i) RIGHT TO EXERCISE. This option shall be exercisable, cumulatively, as follows:

    Number of Shares            Can be Exercised On            Must be Exercised Before

    (ii) METHOD OF EXERCISE. This option shall be exercisable by the submission of a Notice of Exercise form which may be obtained from the Company and shall state the election to exercise this option, the number of shares in respect of which this option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company. Such Notice of Exercise form shall be signed by the Optionee and shall be delivered in person or by mail or by facsimile to the Company. When exercising an option, the Notice of Exercise form shall be accompanied by payment of the purchase price. Payment of the purchase price shall be by cash, check, or other means as determined by the Administrator pursuant to Section 8(b) of the Plan. When executing a same-day-sale, the Notice of Exercise form must be submitted to Shareholder Relations by 3:00 PM the next business day following

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the day of sale. The certificate or certificates for shares of Common Stock as to which this option shall be exercised shall be registered in the name of the Optionee.

    (iii) RESTRICTIONS ON EXERCISE. This option may not be exercised if the issuance of such shares upon such exercise would constitute a violation of any applicable federal or state securities law or other law or regulation. As a condition to the exercise of this option, the Company may require the Optionee to make such representations, and warranties to the Company as may be required by any applicable law or regulation, including the execution and delivery of a representation letter at the time of exercise of this option.

    6. DATA AUTHORIZATION. You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its related entities, and your employer hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). The Company and/or its related entities will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and/or any of its related entities may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

7. NON-TRANSFERABILITY OF OPTION. This option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner otherwise than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. This option may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8. TERMINATION OF EMPLOYMENT. Except as expressly provided in the Plan, this Option shall terminate 90 days following the date of termination of employment and may be exercised during such 90-day period only to the extent vested and exercisable as of the date of termination of employment.

9. MISCELLANEOUS. This Option (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of California, and any applicable laws of the United States, and (c) may not be amended except in writing. The Plan is governed by and subject to U.S. law. Interpretation of the Plan and your rights under the Plan will be governed by provisions of U.S. law. No contract or right of employment shall be implied by this Agreement, nor shall this Agreement in any way interfere with Optionee's right or the Company's or, where applicable, a Subsidiary's or Affiliated Company's right to terminate Optionee's employment at any time.

10. ACCEPTANCE OF OFFER OF OPTION. Unless you affirmatively refuse the offer of the option, in writing, within thirty (30) days of the date of this offer, you will be deemed to have accepted the offer under the terms as provided above and agree that your participation in the Plan is governed by the terms of the Plan document.

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  Exhibit 4.11